UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-00439	16-0338330
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code:      (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On February 14, 2014, American Locker Group Incorporated, a Delaware corporation (the “Company”), and American Locker Security Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“ALSS”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Best Lockers, LLC, a Delaware limited liability company (the “Buyer”). Pursuant to the Purchase Agreement, the Company and ALSS sold approximately 4,100 lockers, kiosks and other assets related to the locker concessions services provided by ALSS at Disneyland Resort®, located in Anaheim, California, to the Buyer for a purchase price of $1,218,075.

In connection with the Purchase Agreement, the Company, ALSS and the Buyer also entered into a Subcontract Agreement dated February 14, 2014 (the “Subcontract”) pursuant to which the Buyer has agreed to perform all of ALSS’s obligations under an Agreement, dated November 5, 2010 (as amended, the “Disney Contract”), between ALSS and Disneyland Resort, a division of Walt Disney Parks and Resorts U.S., Inc. (“Disney”). In exchange for performing all of ALSS’s obligations under the Disney Contract, the Buyer has the right to receive all of the payments owed to ALSS under the Disney Contract. The Buyer has further agreed to indemnify the Company and ALSS for any breach by the Buyer under the Disney Contract, except in certain limited circumstances. ALSS’s entry into the Disney Contract was previously reported in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2010.

Under the Purchase Agreement, if the Disney Contract is renewed for an additional year, the Buyer will pay the Company an additional $250,000 and, if the Disney Contract is renewed for at least two years, the Buyer will pay the Company an additional $500,000. The Company has agreed to assist the Buyer in negotiating and securing a contract with Disney to provide locker concessions services at a Disney resort in Shanghai, China. If the Buyer enters into such agreement on or before February 14, 2016, then the Buyer will pay the Company a commission equal to 10% of the revenues, net of certain expenses, generated from such locker concessions for the first three years of such arrangement. Additionally, the Buyer has agreed that, if it enters into an agreement to supply locker concessions or locker systems to any parks or resorts owned or operated by Disney in the United States (a “Disney Park’), the Buyer will purchase all of the lockers required to perform under such agreements from ALSS.

The Purchase Agreement contains various representations, warranties, covenants, indemnification obligations and other provisions customary for a transaction of this nature. In addition, the Company may not solicit or seek to obtain any licenses to install, operate, maintain and/or service locker concessions at resorts owned or operated by Disney for a period of five years after closing. However, the Company is not restricted from selling keyed lockers to Disney for use in Disney-managed locker concessions at any Disney Park or from selling replacement parts to Disney for use at Disney Park.

The foregoing summary of the Purchase Agreement and the Subcontract is qualified in its entirety by reference to the full text of those documents, copies of which are filed as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K. Except for the Subcontract, the schedules and exhibits to the Purchase Agreement have been omitted from this filing.  The Company will furnish a copy of any omitted schedule or exhibit to the SEC upon request.

The Purchase Agreement and the Subcontract have been included with this document to provide you additional information regarding their respective terms. The Purchase Agreement and the Subcontract set forth the contractual rights of the Company, ALSS and the Buyer but are not intended to be sources of factual, business, or operational information about the parties. That kind of information can be found in the other filings we make with the SEC, which are available without charge at the SEC’s web site (www.sec.gov).  Further, the Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made solely for the benefit of each other.  Such representations and warranties are qualified by information contained in schedules that the Company provided in connection with the execution of the Purchase Agreement.  Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 2.01     Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 8.01     Other Events.

On February 20, 2014, the Company issued a press release announcing the Company’s entry into the Purchase Agreement and the Subcontract. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Asset Purchase Agreement dated February 14, 2014 by and among American Locker Group Incorporated, American Locker Security Systems, Inc. and Best Lockers, LLC

10.1	Subcontract Agreement dated February 14, 2014 by and among American Locker Security Systems, Inc. and Best Lockers, LLC

99.1	Press Release dated February 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: February 20, 2014	By:	/s/ Anthony B. Johnston
Anthony B. Johnston
Chairman of the Board and Chief Executive Officer